For immediate release

          COMMITTEE TO RESTORE STOCKHOLDER VALUE HAS MAJORITY OF VOTES
            AGAINST CURRENT COMPETITIVE TECHNOLOGIES, INC. MANAGEMENT

AUGUSTA, GA (JANUARY 17, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE believes that the shareholders of Competitive Technologies, Inc. (AMEX: CTT) have elected the Committee's slate for Board of Directors, including John B. Nano, former President and CEO of CTT.

The vote count determined by members of the Committee from information obtained from ADP and from proxies submitted at the meeting, has been submitted to the Securities and Exchange Commission (SEC) advising that the Committee believes a majority voted their BLUE proxy for the Committee's slate, 2,278,723, versus 1,665,998 for the current board and management. The Committee has also advised the SEC that management has refused to make a determination as to who prevailed in the election or even whether a quorum was present, and that the inspectors of election have not been instructed by Mr. Carver, the Chairman of the meeting, to make that determination.

The Committee has submitted to the SEC that it believes that 4,117,348 shares were present in person or by proxy, and available for vote at CTT's Annual Meeting on January 16, 2007, including those withholding vote for either slate. That is more than the 4,005,000 shares required for the quorum necessary to conduct the Meeting.

Unfortunately, the current board refuses to recognize the legitimate rights of the shareholders and continues to waste shareholder funds with additional proxy solicitations, legal expenditures and the use of high-priced advisors, such as Morrow & Co. The Committee strongly urges shareholders to ignore the statements of Morrow & Co. that only a vote on a white proxy will count, and to continue to vote BLUE proxies for the Committee's nominees.

The Committee thanks CTT's shareholders for their support, and request that if they have not yet voted their BLUE proxy card for the Committee's slate of Directors, to go on record and vote now - DO NOT VOTE THE WHITE PROXY:

- Online - the quickest way for shareholders to vote - shareholders go to www.proxyvote.com, enter the control number shown on their BLUE proxy card, click on "Postal Mail Recipients" and follow instructions.
  --
- By Telephone - shareholders dial 1-800-454-8683 as indicated on the BLUE proxy and follow instructions for voting for the Committee's slate. The control number, account, Cusip and client numbers may be needed.

CTT SHAREHOLDERS MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS FOR THE VOTE TO COUNT. ANY VOTE ON WHITE PROXY HAS THE EFFECT OF NEGATING A VOTE FOR THE COMMITTEE, NO MATTER WHAT MORROW & CO. TELL YOU.

The Committee believes that the extensive qualifications of their slate of candidates will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of stockholders, advisors and brokers to restore CTT to profitability, to drive growth, and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.


Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com